EXHIBIT 99.1

                         Cellegy Pharmaceuticals Reports
                         Third Quarter Financial Results

       - Conference Call Scheduled for Friday, November 7 at 9:30 am PST -

South San Francisco, California - November 6, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) reported today that for the third quarter ended September 30, 2003, revenues were $414,000 up from $145,000 for the same period last year. Revenues during this year's third quarter consisted of $112,000 of Rectogesic(R) (nitroglycerin ointment) product sales in Australia, $94,000 in skin care product sales to Gryphon Development, the product development division of a major specialty retailer and $208,000 in licensing revenue for Fortigel(TM) (testosterone gel). Revenues for last year's third quarter were comprised of $75,000 in Australian Rectogesic sales, $43,000 in skin care product sales and $27,000 in Canadian government grants. For the three months ended September 30, 2003, the Company had a net loss of $2,082,000, or $0.10 per share, compared with a net loss of $1,623,000, or $0.09 per share, for the same period last year.

For the nine months ended September 30, 2003, revenues were $1,069,000, comprised of $282,000 in Australian Rectogesic sales (a 38% increase over the first nine months of last year), $149,000 in skin care product sales, $625,000 in licensing revenue and $13,000 in Canadian government grants. Revenues for the first nine months of 2002 were $562,000, consisting of $205,000 in Australian Rectogesic sales, $225,000 in Gryphon sales, $105,000 in other skin care product sales and $27,000 in Canadian government grants. For the nine months ended September 30, 2003, the net loss was $9,796,000, or $0.49 per share, compared with a net loss of $11,633,000, or $0.67 per share, for the same period last year.

Cash and investments at September 30, 2003 were $14.5 million, compared with $23.9 million at December 31, 2002. Cash and investments decreased by $3.1 million during the recent third quarter.

Commenting on third quarter results, K. Michael Forrest, Chairman and CEO, said, "We have made good progress with enrollment in our Cellegesic clinical trial and are now ahead of our original timetable for completion of the study. During the quarter, we met with the FDA and have made substantial progress on a plan for Fortigel, which we intend to submit to the FDA during the fourth quarter. We, of course, continue to control spending and preserve cash, focusing on core projects, particularly Cellegesic."

Additional Information
In December 2002, Cellegy entered into an exclusive License Agreement with PDI, Inc. for commercial rights to Fortigel in North American markets. To date, Cellegy has recorded licensing revenue of $208,000 from PDI in each of the first three quarters of 2003 reflecting the amortization over the expected commercial life of Fortigel of the initial $15 million received from PDI at the time the agreement was signed. The Company expects the balance to be

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recorded as licensing  revenue in  subsequent  quarters.  Gryphon has placed new orders totaling approximately $160,000 covering their current skin care product requirements for the remainder of 2003.

Operating expenses for the three month periods ending September 30, 2002 and 2003 were impacted by significant non-cash credits. Non-cash compensation credits totaling $702,000 in the recent third quarter were associated with the cancellation of certain Cellegy stock options and the termination of the Ventiv Health marketing and sales agreement in the third quarter of 2002 resulted in a credit of $826,000.

Operating expenses for the nine month period ending September 30, 2003 were $2,151,000 lower then the comparable period in 2002. Cellegy incurred pre-launch marketing costs relating to its CellegesicTM (nitroglycerin ointment) product candidate in the first half of last year, as well as Fortigel Phase 3 clinical trial costs and FDA User Fees associated with filing the Fortigel New Drug Application. Reductions in staff and in marketing and research expenses made in the second half of last year have been maintained through the first nine months of this year.

On October 24, 2003, Cellegy announced that it had received a communication on behalf of PDI invoking mediation procedures under the exclusive License Agreement between PDI and Cellegy relating to Fortigel. The dispute resolution provisions of the agreement require non-binding mediation before either party may initiate further legal proceedings. The communication asserted several claims relating to the License Agreement. If the mediation procedures fail, PDI or Cellegy could initiate legal proceedings at that time. The Company believes PDI's claims are without merit.

Conference Call to Provide a Business Update

A conference call, to discuss second quarter financial results and provide a business update, will be held on Friday, November 7, 2003 beginning at 9:30 am PST (12:30 pm EST). Please dial (888) 803-8269 for the United States. Those interested in listening to the conference call live via the internet may do so by visiting the Company's website at www.cellegy.com. To listen to the call live, please go to the website 15 minutes prior to its start to register; a replay will be available on the website for 7 days.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and commercialization of prescription drugs with primary focus in the areas of gastroenterology, sexual dysfunction and nitric oxide donor technologies. Cellegy recently reported clinical progress in its Phase 3 study using Cellegesic for treatment of chronic anal fissure pain and announced positive, interim Phase 2 study results using Tostrelle gel, for the treatment of female sexual dysfunction. Tostrelle (testosterone gel), for the treatment of female sexual dysfunction, is undergoing an amended Phase 2 clinical trial in the United States. Cellegy has completed

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several Phase 1/2 studies with  Tostrelle,  including  positive  interim Phase 2
results  earlier  this  summer,   which  showed  a  71%  improvement  in  sexual
satisfaction among women in using Tostrelle versus a placebo response of 13%.

In addition, Cellegy has developed expertise in the use of nitroglycerin ointment and nitric oxide donors to address a number of serious medical conditions. Other nitroglycerin based product candidates, in earlier development, are targeting treatment of female sexual dysfunction, Raynaud's disease and prostate cancer.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: our need for further financing and our ability to complete potential financings; the completion and outcome of clinical trials; and the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel. There can be no assurance that any of Cellegy's products will be approved for marketing by regulatory authorities or that these product candidates can be successfully marketed following approval.

There is uncertainty regarding the outcome of recently announced mediation proceedings initiated by PDI, Cellegy's Fortigel licensee. If PDI or Cellegy initiates legal actions relating to the License Agreement, there can be no assurances regarding the outcome, and the Company could be required to devote significant time and resources to such proceedings. An adverse outcome in any potential proceeding could have a material financial impact on Cellegy. We undertake no obligation to update or revise the statements made herein. For more information regarding the above, and other risk factors that may affect Cellegy's future results, investors should refer to the Company's SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2002.


Cellegy Pharmaceuticals:
Richard Juelis                                       K. Michael Forrest
Vice President, Finance & CFO                        Chairman, President and CEO
Phone:  (650) 616-2200
www.cellegy.com

Lippert/Heilshorn & Associates:
Bruce Voss (bvoss@lhai.com)
Ina McGuinness (imcguinness@lhai.com)
(310) 691-7100
www.lhai.com

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                          Cellegy Pharmaceuticals, Inc.
                            Summary Financial Results

                               September 30, 2003

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)
--------------------------------------------------------------------------------

                                             Three Months Ended     Nine Months Ended
                                               September 30,          September 30,
                                               -------------          -------------

                                              2003        2002        2003        2002
                                            --------    --------    --------    --------

Revenues                                    $    414    $    145    $  1,069    $    562

Costs and expenses:
  Cost of product sales                           46          11          86          98
  Research and development                     2,226       1,899       7,401       8,412
  Selling, general and administrative (1)        230          (9)      3,075       4,203
                                            --------    --------    --------    --------
     Total costs and expenses                  2,502       1,901      10,562      12,713

      Operating loss                          (2,088)     (1,756)     (9,493)    (12,151)

Interest income (expense) and
           other income (expense), net             6         133        (303)        518
                                            --------    --------    --------    --------

Net loss                                    $ (2,082)   $ (1,623)   $ (9,796)   $(11,633)
                                            ========    ========    ========    ========

Basic and diluted net loss per share        $  (0.10)   $  (0.09)   $  (0.49)   $  (0.67)
                                            ========    ========    ========    ========

Weighted average shares outstanding           20,018      17,305      19,941      17,304

(1) Includes significant non-cash credits in the third quarter of both years.

                          Cellegy Pharmaceuticals, Inc.
                            Summary Financial Results

                               September 30, 2003

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                             (Amounts in thousands)
--------------------------------------------------------------------------------

                                           September 30, 2003  December 31, 2002
                                           ------------------- -----------------

Cash and investments (1)                        $14,471             $23,858

Other assets                                      3,658               4,521
                                                -------             -------

   Total assets                                 $18,129             $28,379
                                                =======             =======

Current liabilities                             $ 2,303             $ 2,960

Long-term liabilities (2)                        14,258              14,885

Shareholders' equity                              1,568              10,534
                                                -------             -------

   Total liabilities and shareholders' equity   $18,129             $28,379
                                                =======             =======

(1) Includes restricted cash of $227,000 at both September 30, 2003 and December 31, 2002.

(2)  Includes  deferred  revenue of $13,543,000 and $14,168,000 at September 30,
     2003 and December 31, 2002, respectively, from PDI's upfront license payment.


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